Exhibit 8.1

Dykema Gossett PLLC 111 E. Kilbourn Ave. Suite 1050 Milwaukee, WI 53202 www.dykema.com Tel: 414-488-7300

February 10, 2026

Volato Group, Inc.
1954 Airport Road, Suite 124
Chamblee, GA 30341

Re:	Volato Group, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as U.S. tax counsel Volato Group, Inc., a Delaware corporation (“Volato”), in connection with the preparation and filing of a registration statement on Form S-4, originally filed with the U.S. Securities and Exchange Commission on December 15, 2025 (File No. 333-292132) pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, and together with the proxy statement/prospectus filed therewith, is hereafter referred to as, the “Registration Statement”), with respect to certain legal matters relating to (i) the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated July 28, 2025 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Volato, Volato Merger Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of Volato (“Merger Sub”), and M2i Global, Inc., a Nevada corporation (“M2i Global”), pursuant to which Merger Sub will merge with and into M2i Global in accordance with the Delaware General Corporation Law (the “Merger”), with M2i Global surviving the Merger as a wholly-owned subsidiary of Volato, and (ii) a reverse stock split of Volato’s issued and outstanding common stock (the “Reverse Stock Split”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” (relating to certain tax consequences of the Merger) (the “Merger Tax Discussion”) and “Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” (relating to certain tax consequences of the Reverse Stock Split) (the “Reverse Stock Split Discussion”) in the Registration Statement. Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Registration Statement.

You have requested our opinion concerning the tax consequences of the transactions described in the discussion of the Merger as set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In providing this opinion, we have assumed (with your permission and without any independent investigation or review thereof) the following:

●	All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Merger.

●	All factual representations, warranties, and statements made or agreed to by the parties to the Merger Agreement, any representation letters provided to us by any party to the Merger Agreement, and any agreements or documents referenced in the foregoing or otherwise related to the Merger (the “Transaction Documents”) are true, correct, and complete at all times until the closing, in each case, without regard to any qualification as to knowledge, belief, or otherwise.

●	The description of the Merger in the Registration Statement is accurate, the Merger will be consummated in accordance with such description and with the Transaction Documents, without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable corporate law as described in the Transaction Documents.

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Volato Group, Inc. February 10, 2026 Page 2

●	The Transaction Documents and the Registration Statement represent the entire understanding of the parties to the Merger Agreement with respect to the Merger, there are no other written or oral agreements regarding the Merger other than the Transaction Documents, and no material terms and conditions thereof have been or will be waived or modified.

●	The statements and representations made by Volato in its officer’s certificate (the “Officer’s Certificate”) delivered to us for purposes of this opinion are true, correct, and complete as of the date hereof and will remain true, correct, and complete at all times up to and including the Effective Time.

●	Any such statements and representations made in the Officer’s Certificate “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification.

●	Volato, Merger Sub, and M2i Global will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below.

If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

This opinion is based on facts and circumstances existing on the date hereof. This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Treasury Department, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service (the “IRS”), in each case, as in effect and existing at the date of this opinion. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change made after the date of this opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing this opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any matter other than as required by Item 601(b)(8) of Regulation S-K and as expressly provided herein.

The U.S. federal income tax consequences of the Merger are complex and are subject to varying interpretations. Our opinion is not binding on the IRS and there is no assurance or guarantee the IRS will agree with our conclusions. Indeed, the IRS may challenge one or more of the conclusions contained herein and may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion, under currently applicable U.S. federal income tax law, that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the portions of the Merger Tax Discussion that describe provisions of certain matters of material U.S. federal income tax law and regulations, or legal conclusions with respect thereto, fairly and accurately present and summarize, in all material respects, the matters discussed therein as of the date hereof, and (iii) the portions of the Reverse Stock Split Discussion that describe provisions of certain matters of material U.S. federal income tax law and regulations, or legal conclusions with respect thereto, fairly and accurately present and summarize, in all material respects, the matters discussed therein as of the date hereof.

We express no opinion on any issue relating to the tax consequences of the Merger or the Reverse Stock Split other than those expressly set forth above. The foregoing opinion is based on the Code and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and this opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof, potentially on a retroactive basis. We express no opinion other than as to the federal income tax laws of the United States of America. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position.

We are furnishing this opinion letter solely for use in connection with the Registration Statement and this opinion is not to be used or relied upon for any other purposes without our express written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, changes in the federal income tax laws or the application or interpretation thereof, any factual matters arising subsequent to the date hereof or the impact of any information, fact, document, certificate, record, representation, statement, covenant or assumption relied upon herein that becomes incorrect or untrue. Any change in applicable laws or facts and circumstances surrounding the Merger, Reverse Stock Split and related transactions, or any inaccuracy in the information, documents, certificates, records, statements, facts, covenants, assumptions or representations upon which we have relied, may affect the validity of the opinion set forth herein.

We hereby consent to the reference to our name under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Dykema Gossett PLLC

DYKEMA GOSSETT PLLC